THE MORGAN GROUP, INC.
                               2545 WILKENS AVENUE
                            BALTIMORE, MARYLAND 21223




                                                                January 12, 2000

Mr. Anthony T. Castor, III
2702 Hemmingway Lane
Mahwah, New Jersey 07430

                  Re:      Anthony T. Castor, III/
                           The Morgan Group, Inc.

Dear Tony:

         This letter will serve to confirm our offer and mutual agreement pursuant to which you will serve as President and Chief Executive Officer of The Morgan Group, Inc. ("Morgan") reporting directly to the Board of Directors of Morgan ("Board"), and responsible to the Board for carrying out its primary directives. You agree to devote substantially all of your business time and energies to the business of the Company and to faithfully, diligently and competently perform your duties hereunder. Such mutual agreement shall encompass the following principal terms and conditions:

                  1. Your annual base salary will be Two Hundred Fifty Thousand ($250,000.00) Dollars (the "Base Salary") which will be paid to you in accordance with Morgan's standard payment policies. The Base Salary shall be reviewed annually by the Board of Directors and shall be subject to (a) increases to reflect inflation and (b) increases to reflect your performance, as may be reasonably determined by the Board of Directors.

                  2. In addition to your Base Salary, you will be eligible to receive a non-capped annual performance-related bonus, upon accomplishment of corporate goals and objectives, the identity of which shall be jointly determined by the Board and you. The bonus equal to fifty (50%) percent of your base salary in the event that your targeted corporate goals and objectives are satisfied (the "Target Bonus"). For calendar year 2000, the bonus shall be not less than One Hundred Thousand (100,000.00) Dollars.

                  3. Om addition to your Base Salary and Bonus as set forth in Sections 1 and 2 hereof, you shall receive options allowing for the acquisition by you of 120,000 shares of Morgan stock in accordance with the terms of the Non-Qualified Stock Option Plan and Agreement simultaneously entered into between you and Morgan.

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                  4.  Salary,  bonus,  options  and  benefits  shall be reviewed annually. In the event that the 2000 EBITDA target is achieved, it is anticipated you will receive a favorable review relative to increases in each of the foregoing.

                  5. In the event that your employment with Morgan shall, at any time, be terminated by Morgan without "cause", Morgan will pay to you (or, in the event of your medical disability or death subsequent to the termination of your employment by Morgan without cause, to your legal representative), an amount to be calculated as follows:

                  (a) For the date of commencement of your employment until your first anniversary date, one times your "total compensation" (i.e. Base Salary plus your Target Bonus);

                  (b) From your first anniversary date until your second anniversary date, one and one-half times your "total compensation" (i.e. Base Salary plus your Target Bonus); or

                  (c) From and after your second anniversary date, two times your "total compensation" (i.e. Base Salary plus your Target Bonus).

         Such amount will be payable to you in equal monthly installments over the following "Severance Periods" (which for purposes of this Section shall be twelve (12) months in the event that the term of your employment is governed by the Section 5(a) of this Agreement; and twenty-four (24) months in the event that the term of your employment is governed by Section 5(c) of this Agreement. In addition, during the applicable Severance Periods, Morgan will (i) continue to permit you to participate in those medical and other insurance benefit plans the currently provided by Morgan to its executive officers on the same terms and conditions (including employee contributions) as are made available to its executive officers and (ii) continue to (a) provide you with the use of the company car split dollar insurance policy described in Section 9 (such benefits being referred to as the "Continued Benefits". Notwithstanding the foregoing, if continuation coverage under Morgan's medical and other insurance benefit plans for any portion of the Severance Periods is not permitted by such plants, in lieu of such continued coverage, Morgan shall pay you an amount in cash equal to the premium cost that would otherwise have been incurred by Morgan in providing you with such coverage during such remaining portion of the Severance Periods. Following such a termination of employment, you shall not be entitled to any other compensation or benefits hereunder. Any other benefits payable during the Severance
         Periods, will be determined under the employee benefit plans and programs of Morgan as in effect from time to time.

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                  For the purposes of this  agreement,  termination  for "cause"
         shall be limited to the following:

                  (a) The willful and continued failure by you to substantially perform your duties hereunder;

                  (b) Gross misconduct which is or could reasonably be expected to become materially injurious to Morgan,
                           including,      without      limitation,       fraud,
                           misappropriation of Morgan property, or opportunity or unauthorized disclosure of confidential information;

                  (c) Any act or acts of dishonesty constituting a felony under the laws of the United States or any state thereof;

                  (d) Your substantial and material breach of loyalty to Morgan including, but not limited to, dishonesty resulting or intending to result, directly or indirectly, in personal gain or enrichment at the expense of Morgan;

                  (e) A final adjudication by a Court of competent jurisdiction that you are mentally "incapacitated", as that term is defined in accordance with the statute or case law of the State of New York.

                  (f)      Any  other   circumstances   which  would  constitute
                           termination for cause under the laws of the State of New York.

         Any and all other circumstances giving rise to a termination of employment shall be deemed termination "without cause".

                  In the event of the termination of your employment for cause, or due to your voluntary resignation, or your death or disability, your entitlement to compensation hereunder will be limited to the payment of any accrued but unpaid Base Salary for the period preceding your termination and any Bonus earned, but not yet paid, with respect to any previously completed year. Any other benefits payable following such a termination of employment will be determined under the employee benefit plans and programs of Morgan as in effect from time to time.

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                  6.  Notwithstanding  the  foregoing,   in  the  event  of  the
         termination of your employment by Morgan or its successor without cause, or due to your "constructive termination", in either case, within the twelve months next subsequent to a "change of control" of Morgan, you will receive, by way of lump sum payment, in lieu of the cash payments described in Section 3, upon such termination or constructive termination, an amount equal to the greater of two times:

                           (i) your  then-current  Base  Salary  plus fifty (50%
                  percent of your then-current Base Salary; or

                           (ii) your total compensation (Base Salary plus bonus)
                  for the prior calendar year preceding the date of your termination.

         In addition to the foregoing,  those options granted to you pursuant to
         Section 3 of this Agreement plus any additional options which may hereafter be awarded to you, if not already vested, shall immediately vested and be exercisable by you.

         You shall also receive during the twenty-four (24) month period following the exercise by you of this "change of control" provision the Continued Benefits as described in Section 5 hereof.

                  For this purposes of this provision:

                  (i) a "change of control" shall be deemed to have occurred (a) only on the date, if any, of any event, immediately after which any entity has the right to appoint a majority of the representatives to the Board of Directors of Morgan or otherwise direct or control the affairs of Morgan but shall not include Morgan "going private" or any change pursuant to which Mario J. Gabelli, or an entity controlled by Mario J. Gabelli, remains in control of Morgan; or (b) in the event that an entity not controlled by Mario J. Gabelli changes your reporting status so that you are no longer directly reporting to the Board and charged with the responsibility for carrying out its primary directives; or (c) in the event that an entity controlled by Mario J. Gabelli changes your reporting status so that you are no longer directly reporting to a Board of a Gabelli-controlled entity and charged with the responsibility for carrying out its primary directives; and

                  (ii) "constructive termination" shall mean your resignation due to (a) a substantial diminution of your position or responsibilities with Morgan, including, without limitation, a change in your reporting status so that you are no longer directly reporting to the Board and charged with the responsibility for carrying out its primary directives or (b) Morgan's failure to pay you any of the compensation to which you are entitled hereunder, in either case, which is not cured within ten

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                  (10) days  following  Morgan's  receipt of written notice from you detailing such diminution or failure.

                  7.       Certain Covenants.

                  You acknowledge that: (i) Morgan conducts its business throughout the United States and; (ii) your work for Morgan will bring you into close contact with many confidential affairs not readily available to the public; and (iii) Morgan would not execute this agreement but for your agreements and covenants contained herein. In order for Morgan to enter into this letter agreement, you covenant and agree that:

                  7.1. Covenant Not to Compete. You hereby agree that during the term of this Agreement, and following the termination of your employment for any reason (other than your death), you shall not, for a period of eighteen (18) months (the :"Restrictive Period"), directly or indirectly, as an officer, director, stockholder, partner, associate, employee, consultant, owner, agent, creditor, co-venturer or otherwise, become or be interested in or be associated with, nor accept any gratuity from, any other corporation, firm or business engaged in a business which is competitive with any material business operated by Morgan or any of its subsidiaries or affiliates in any region where, on the date on which your employment is terminated, Morgan or any of its subsidiaries or affiliates is doing business or, to your knowledge has developed plans to do business.

                  7.2 Nonsolicitation. Except with the prior written permission of Morgan, you shall not, directly or indirectly, during the term of your employment and during the Restrictive Period (a) entice away or in any manner cause, persuade or attempt to cause or persuade any officer, employee or agent of Morgan, or any of its subsidiaries or affiliates, to discontinue his or her relationship with Morgan, such subsidiaries or affiliates, or (b) employ any person who is then or had been an employee of Morgan or any of its subsidiaries or affiliates at any time within the one-year period immediately preceding the date of the termination of your employment. In addition, during that period you shall not directly or indirectly approach or attempt to approach any customer or vendor of Morgan, its subsidiaries or affiliates in an attempt to change the relationship between Morgan, its subsidiaries or affiliates and any customer or vendor.

                  7.3 Confidentiality. You acknowledge that any information constituting a trade secret or otherwise of a proprietary, secret or confidential nature of or relating to the business of Morgan or any of its affiliates acquired by you during your employment by Morgan is the exclusive property of and of great value to Morgan and its affiliates.

                  You agree that you will not at any time (whether during or after your employment with Morgan disclose or use for your own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Morgan and any of its subsidiaries or

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         affiliates, any trade secrets, information, data, or other confidential
         information  relating  to  customers,   development  programs,   costs,
         marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of Morgan generally, or of any subsidiary or affiliate of Morgan, provided that the foregoing shall not apply to information which is not unique to Morgan or which is generally known to the industry or the public other than as a result of your breach of this covenant. You agree that upon termination of your employment with Morgan for any reason, you will return to Morgan immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of Morgan and its affiliates, except that you may retain personal notes, notebooks, and diaries. You further agree that you will not retain or use for your account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Morgan or its affiliates.

                  7.4 In the event the Restrictive Period, as defined in Section 7.1, is determined to be unenforceable, the Restrictive Period shall be for a period of nine (9) months.

                  8. Upon the Commencement Date and during the term of your employment hereunder, Morgan will have you nominated for and will use its best efforts to have you elected to the Morgan Board of Directors.

                  9. You will be entitled to participate in all benefits made available to Morgan executive officers as may be in effect from time to time. In addition, Morgan will continue to maintain for your benefit the Split-Dollar Life Insurance Plan ("Plan") in which you currently participate. It is understood that Morgan's agreement to fund the Plan is governed by the following terms:

                  (a) The annual premiums to be paid by Morgan shall be equal to twelve and one half percent (12.5%) of your base salary and cash bonus not to exceed Fifty Thousand Dollars ($50,000) annually;

                  (b) Six (6) points of the twelve and one half percent (12.5%) are understood to be a Morgan contribution that will be matched by you on an annual basis;

                  (c) The balance of the points (six and one half percent (6.5%)) will be contributed by Morgan with the understanding that such amounts will be repaid to Morgan in accordance with the terms of the Plan;

                  (d) In the event you contribute less than six (6) points of the twelve and one half percent (12.5%) as provided in Section (b), Morgan's contribution will be reduced to an amount equal thereto; however, this will not relieve Morgan's obligation in Section 9(c).

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                  (e)      Your failure to  contribute  two (2%) or more percent
                           to the Plan for three (3) consecutive years will relieve Morgan of any obligation to contribute to the Plan.

                  10. During the term of your employment, you will be provided with the use of a Morgan company car appropriate to your position and consistent with Morgan's policy or, at your choosing, with an allowance of approximately One Thousand Dollars ($1,000) per month.

                  11. During the term of your employment, all travel taken by you in connection with the business and affairs of Morgan will be paid by Morgan or reimbursed to you in a manner appropriate to your position and consistent with Morgan's policy.

                  12. As of the date of execution of this Agreement, the Executive Offices of Morgan shall be located in Rye, New York. You shall be provided with administrative and support staff at such location. In addition, an office for you, with staffing, shall be provided at Morgan's facility in Elkhart, Indiana. Hereafter, you will be permitted to choose a location for the Executive Offices of Morgan, with the reasonable approval of the Board.

                  13. You will be reimbursed the sum of Five Thousand Dollars ($5,000) for attorneys' fees and costs incurred by you in connection with the negotiation and preparation of this Agreement.

                  14. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to your employment by Morgan. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                  15. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  16. Notice. For the purpose of this Agreement, notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to (i) with respect to you, to Wiss, Cooke & Santomauro, P.C., Attention Raymond R. Wiss, Esq., Three University Plaza, Suite 207, Hackensack, New Jersey 07601; and (ii) with respect to Morgan, to Morgan's principal Executive Offices, to the attention of the Corporate Secretary; or to such other address as

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         either party may have  furnished to the other in writing in  accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  17. Withholding Taxes. Morgan may withhold from any amounts payable under this agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                  18. Governing Law. This agreement shall be governed and construed in accordance with the laws of the State of New York.

                  19. Arbitration of Disputes. The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of this interpretation of this Agreement, which the parties are unable to resolve, shall be finally resolved and settled exclusively by binding arbitration in New York City, New York by a single arbitrator acting under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. If the parties cannot agree upon an arbitrator from the panel provided by the AAA, then each party shall choose its own independent representative and such representatives shall choose the arbitrator within thirty (30) days of the date of the selection of the first independent representative.

                  20.   Counterparts.   This   agreement   may  be   signed   in
         counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         It is my understanding that it is your intention to commence your employment with Morgan at a mutually agreeable time, but in no event later than January 15, 2000 (the "Commencement Date").

         I trust that this letter accurately reflects our discussions and that the terms and conditions set forth herein are acceptable. If you are agreeable, please execute the copy of this letter where indicated, and send two fully executed copies back to me acknowledging your acceptance of the offer.

                                             Very truly yours,

                                             THE MORGAN GROUP, INC.


                                             By: /s/ Charles C. Baum
                                                 ------------------------------
                                                      Charles C. Baum,
                                                      Chairman of the Board and
                                                      Chief Executive Officer

                                                        -8-

Accepted and Agreed this 12th day of January, 2000.

ANTHONY T. CASTOR, III



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